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                                     EXHIBIT 5.1

June 17, 1996


Tylan General, Inc.
15330 Avenue of Science
San Diego, CA  92128

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Tylan General, Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to 350,000 shares of the Company's Common Stock, $.001 par value (the "Shares"), pursuant to its 1994 Stock Option Plan (the "Plan").

In connection with this opinion, we have examined the Registration Statement, the Plan, your Certificate of Incorporation and By-laws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary to form a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plan and the Registration Statement, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY GODWARD CASTRO
HUDDLESON & TATUM



By: /s/ D. BRADLEY PECK
    -------------------
    D. Bradley Peck, Esq.